EXHIBIT 99.1

Treaty Energy Corporation Concludes Acquisition of Producing Oil & Gas Lease in West Texas

The VAGO #1 Project, Located on the Eastern Shelf of the Prolific Permian Basin, Is a New Producing Oil & Gas Lease

ABILENE, TX -- (MARKET WIRE) -- 07/30/09 -- Treaty Energy Corporation (OTCBB: TECO) is pleased to announce the completion of the acquisition of the VAGO #1 Project, a new producing oil and gas lease in West Texas, that was announced as an LOI on January 9, 2009.

Finalization of the purchase took far longer than expected, but Treaty management is very excited about moving forward on this project immediately. The VAGO project property is a 212 acre site that lies within an older natural gas storage unit. It includes two productive well bores. The first well bore will require a fishing job to remove certain equipment that was dropped in the well prior to being returned to production. Upon return to production, it is expected to produce 90 to 180 barrels of oil per month.

The other well bore will resume production following a pump change, and is expected to produce 150 to 210 barrels of oil per month.

The Company indicated that observations and study during the first 30 to 60 days after repairs are made and production resumed will be made to allow for changes toward enhancing the production potential of these existing wells. At present the wells are selling only crude oil, but it is the Company's goal to make sales of natural gas from this project in the near future.

In addition to the existing well bores there are two step out development drilling sites that need to be drilled. These wells could produce 30 to 40 barrels of oil per day and associated natural gas of 100 to 500 mcf.

Treaty Energy will update on production from this exciting new opportunity as information comes available.

About Treaty Energy Corporation

Treaty is engaged in the acquisition, development and production of oil and natural gas, primarily in the West Texas Permian Basin. Treaty acquires and develops petroleum productive properties, many of which have "proven but undeveloped reserves" at the time of acquisition, that are economically beneficial and fit well into Treaty's program, but not strategic to large exploration-oriented oil and gas companies. This strategy provides Treaty with the proven assets to develop and produce oil and natural gas with tremendously decreased risk, cost and time involved in traditional exploration. Treaty's headquarters are located in Abilene, Texas. For more information go to: www.treatyenergy.com

Forward-Looking Statements:

Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, raising working capital and securing other financing; responding to competition and rapidly changing technology; and other risks. These risks are detailed in the Company's filings with the Securities and Exchange Commission, including Forms SB-2, 10-KSB, 10-QSB and 8-K. Actual results may differ materially from such forward-looking statements.

Contact:

Investor Relations

Tel: 732-292-0982

Fax: 732-528-9065

investors@treatyenergy.com